Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of February 25, 2016 (the "Effective Date"), by and between MacroGenics, Inc., a Delaware corporation, including its successors and assigns (the "Employer" or "Company"), and Jon Wigginton, M.D. ("Executive").
In consideration of the promises and the respective undertakings of Employer and Executive set forth below, Employer and Executive hereby agree as follows:
1. Employment.  Employer hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for Employer, for the period and on the other terms and subject to the conditions set forth in this Agreement.
2. Employment at Will.  Executive is employed "at-will" which means that Executive's employment is not for any defined term and may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions in Section 5.
3. Position and Duties.
3.01. Service with Employer.  Employer hereby employs Executive in an executive capacity with the title of Senior Vice President, Clinical Development and Chief Medical Officer ("Title"), and Executive hereby accepts such employment and undertakes and agrees to serve in such capacity.  Subject to the overall policy directives of the Board of Directors (the "Board") and applicable law, in Executive's capacity as Title, Executive shall have such powers, perform such duties and fulfill such responsibilities as are typically associated with such position in other similarly situated companies.
3.02. Performance of Duties.  Executive agrees to: (i) devote substantially all of Executive's business time, attention and efforts to the business and affairs of Employer while employed; and (ii) adhere to all Employer's written employment policies and procedures as shall be in force from time to time.  Executive shall perform Executive's duties primarily at the Company's headquarters in Rockville, Maryland, but is expected to travel as Company business necessitates.
3.03. Outside Activities.  During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall not, except as set forth below: (i) accept other employment; (ii) render or perform services for compensation to any Person (as hereinafter defined) other than Employer; (iii) serve as an officer or on the board of directors (or similar governing body) of any entity other than Employer, whether or not for compensation; or (iv) engage in any other business or professional activity that will require any effort on the part of Executive that, in the sole discretion of Employer, could reasonably be expected to materially detract from the ability of Executive to perform Executive's duties to Employer pursuant to this Agreement; provided, however, Executive may engage in the activities (x) set forth in Schedule 1 hereto (as may be amended from time to time by mutual written agreement of the parties) so long as in doing so Executive is not in any way competing with the Company and such outside activities do not materially detract from Executive's performance of his duties hereunder or (y) described in clause (iii) or (iv) above if prior to engaging in such activity described in clause (iii) or (iv), Executive has disclosed such activity to the Board and received written approval to engage in such activity from the Board.  Executive may engage in personal investments without disclosure to or written approval from the Board provided Executive is not required or expected to serve as a board member, advisor or consultant and Executive shall, at any time, own beneficially less than 5% of the outstanding securities of any issuer and such personal investment shall not otherwise interfere with Executive's performance of duties hereunder and/or the provisions of Executive's written agreements with Employer.  Although Executive may be engaged in outside activities pursuant to this section, nothing herein is intended to limit or waive Executive's fiduciary duties.
3.04. Executive Representations.  Executive represents that Executive is not subject to any restrictive covenant, confidentiality agreement, or any other agreement that would prevent Executive from accepting employment with Employer, and based on the information provided to Employer by Executive, Employer accepts such representation.
4. Compensation.
4.01. Base Salary.  Employer shall pay to Executive an annual base salary for all services to be rendered by Executive under this Agreement of $430,000 (the "Base Salary"), which Base Salary shall be paid in accordance with Employer's normal payroll schedule, procedures and policies (which schedule, procedures and policies may be modified from time to time) and subject to applicable deductions as required by law.  Employer shall review Executive's salary on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Salary that it pays Executive.  Any and all increases in Executive's salary pursuant to this section shall cause the level of Base Salary to be increased by the amount of each such increase for purposes of this Agreement.  The increased level of Base Salary as provided in this section shall become the level of Base Salary for the remainder of the term of this Agreement unless there is a further increase in Base Salary as provided herein.
4.02. Annual Bonus.  Executive shall also be eligible to receive, in addition to the Base Salary, an annual bonus having a target amount equal to 40% of Executive's Base Salary ("Target Bonus"), with the actual amount being determined by the Compensation Committee of the Board in its discretion taking into account the Company's performance and Executive's individual performance.  In order to receive a Target Bonus, Executive must be employed by Employer on the date the bonus is paid.
4.03. Participation in Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans or programs offered to other senior executives from time to time (to the extent that Executive meets the requirements for each such plan or program), including participation in any health insurance plan, disability insurance plan, dental plan, eye care plan, 401(k) plan, life insurance plan, or other similar plans (all such benefits, the "Benefit Plans").
4.04. Expenses.  Employer shall reimburse Executive for all ordinary and necessary business expenses reasonably incurred by Executive in the performance of Executive's duties under this Agreement, subject to the presentment and approval of appropriate itemized expense statements, receipts, vouchers or other supporting documentation in accordance with Employer's normal policies for expense verification in effect from time to time.
4.05. Vacation.  Executive shall be entitled to twenty (20) vacation days per calendar year, accruing in accordance with the Company's vacation policy.  Executive may carry over up to a maximum of 200 hours of annual leave (including sick pay) at any time, and any unused vacation time beyond that will be forfeited.
4.06. Total Compensation.  Other than as may be approved by the Board, Executive shall not receive any other compensation or benefits from the Company other than as provided in Sections 4.01 through 4.06 hereof.
5. Payments Upon Termination.
5.01. Voluntary Resignation without Good Reason.  Executive may terminate Executive's employment by providing Employer with 30 days' advance written notice, which notice period may be waived by the Company in its discretion and will be deemed to be waived in the case of the Executive's effective resignation due to death or Disability (as defined below).  If Executive terminates Executive's employment (other than for Good Reason (as defined below) or by reason of death or Disability (as defined below)) (i) Employer shall pay to Executive the Accrued Obligations (as defined below), (ii) Executive's participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no other obligations to Executive under this Agreement, other than those provided in this Section 5.01.
(a)
For purposes of this Agreement, "Accrued Obligations" means: (i) Executive's earned and unpaid Base Salary through the Termination Date; (ii) reimbursement for any reimbursable business expenses incurred by Executive through the Termination Date in accordance with Section 4.05; and (iii) Executive's accrued but unused vacation time as of the Termination Date.  The Accrued Obligations payable hereunder shall be paid no later than sixty (60) days following Executive's Termination Date.

(b)
For purposes of this Agreement, "Termination Date" means: the effective date of Executive's "separation from service" as defined in Section 409A of the Internal Revenue Code, or any applicable successor provision in effect at the Termination Date (the "Code").

5.02. Termination by Employer For Cause.  If Executive is terminated for Cause: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive's participation in the Benefit Plans shall terminate as of the Termination Date, and (iii) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.02.  For purposes of this Agreement, "Cause" means: (a) Executive's failure to substantially perform Executive's duties with the Company (if Executive has not cured such failure to substantially perform, if curable, within thirty (30) days after Executive's receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (a)); (b) Executive's willful misconduct, or gross negligence in the performance of Executive's duties hereunder; (c) the conviction of Executive, or the entering by Executive of a guilty plea or plea of no contest with respect to, any crime that constitutes a felony or involves fraud, dishonesty or moral turpitude; (d) Executive's commission of an act of fraud, embezzlement or misappropriation against the Company; (e) Executive's material breach of the fiduciary duty owed by Executive to Company; (f) Executive's engaging in any improper conduct that has or is likely to have an adverse economic or reputational impact on the Company; or (g) Executive's material breach of this Agreement (if Executive has not cured such breach, if curable, within thirty (30) days after Executive's receipt of written notice thereof from the Board that specifies the conduct constituting Cause under this clause (g)).
5.03. Termination by Employer Without Cause or by Executive for Good Reason.  If Executive is terminated by Employer without Cause or by Executive for Good Reason: (i) Employer shall pay to Executive the Accrued Obligations, (ii) Executive shall be entitled to receive the Severance Benefits (as defined below in Section 5.05 and subject to the conditions described therein and in Section 5.06,  (iii) Employer shall pay to Executive any earned, but unpaid, bonus obligation relating to the prior fiscal year payable at the same time as bonuses are paid to the senior management team (but not later than March 15 of the subsequent fiscal year) and (iv) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.03. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events (without Executive's consent):
(a)
a material adverse change in Executive's functions, duties, or responsibilities as Title with the Company, which change would cause Executive's position to become one of materially lesser responsibility, importance, or scope;

(b)
a material change in the geographic location at which Executive must perform services to the Company of 50 miles or more from the Company's headquarters in Rockville, Maryland (unless Executive is permitted to telecommute rather than work at the Company's new headquarters); or

(c)	a material breach of this Agreement by the Company.
Notwithstanding the foregoing, no such event shall constitute "Good Reason" unless (A) Executive shall have given written notice of such event to the Company within six (6) months after the initial occurrence thereof, (B) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty (30) days after expiration of such cure period.
5.04. Termination by Employer due to Executive's Death or Disability.  If Executive's employment is terminated by reason of death or Disability (as defined below): (i) Employer shall pay to Executive the Accrued Obligations, (ii) Employer shall pay to Executive any earned, but unpaid, bonus obligation relating to the prior fiscal year payable at the same time as bonuses are paid to the senior management team (but not later than March 15 of the subsequent fiscal year), (iii) Executive's participation in the Benefit Plans shall terminate as of the Termination Date (except to the extent Executive is eligible for continued death or disability benefits under the applicable Employer plan), and (iv) Employer shall have no further obligations to Executive under this Agreement, other than those provided in this Section 5.04.  For the purposes of clarity, nothing in this Section 5.04 is to be construed as limiting Executive's right to recover insurance proceeds under the Company's life or disability insurance benefit plans that would otherwise be applicable to Executive's death or Disability. For purposes of this Agreement, "Disability" means (a) Executive being determined to be totally disabled as defined by guidelines of the then-existing Company disability insurance plan in which Executive is participating, or (b) a determination by the Social Security Administration that the Executive is "totally disabled" or (c) Executive's inability to engage in comparable professional activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
5.05. Severance Benefits:  "Severance Benefits" means:
(a)
The payment to Executive of the Severance Amount in substantially equal installments over one year (with the first payment commencing on the first payroll date that occurs at least 28 days following the Termination Date), in accordance with Employer's normal payroll practices ("Severance Period").  If the Executive's termination is in connection with or in the twelve (12) months following a Change of Control, then Severance Amount means (i) one year of Executive's then-current Base Salary plus (ii) the Target Bonus multiplied by the Executive's then-current Base Salary. If the Executive's termination precedes a Change of Control, then Severance Amount means (x) one year of Executive's then-current Base Salary plus (y) the Target Bonus multiplied by the Executive's then-current Base Salary, prorated for the number of days that have elapsed between January 1 of the calendar year of termination and the Termination Date.

(b)
The continuation of Executive's participation in the Company's medical, dental, and vision benefit plans at the same premium cost to Executive as charged to Executive immediately prior to the Termination Date for a period of twelve (12) months immediately following the Termination Date, or if earlier, until Executive obtains other employment which provides the same type of benefit; provided, however, that (a) it is understood and agreed that such continued medical, dental and vision benefits may at the election of the Company be provided by Executive electing the continuation of such coverage pursuant to COBRA with the Company reimbursing Executive for COBRA premiums to the extent required so that Executive's premium cost for the coverage in effect for Executive prior to the Termination Date is substantially the same as immediately prior to the Termination Date, and (b) if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with the preceding provisions of this Section 5.05(b) would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company's medical, dental, and/or vision plans, the Company may terminate such coverage (or reimbursement) with respect to Executive and instead pay to Executive taxable cash payments at the same time and in the same amounts as the Company would have paid as premiums (or as COBRA premium reimbursements) to provide such coverage.

(c)
If the Termination Date occurs upon or within one year after the occurrence of a Change in Control, each stock option and/or restricted stock unit granted by the Company to Executive that is outstanding as of the Termination Date and is not fully vested as of the date of the Termination Date shall, as of the date Executive provides the Company with the Irrevocable Release provided for in Section 5.06 (but only if the Irrevocable Release is provided within the period provided for by Section 5.06), become vested with respect to 100% of the shares with respect to which the stock option or restricted stock unit is not vested as of the Termination Date; provided, however, that in no event shall any such option or restricted stock unit vest to the extent the option or restricted stock unit has expired prior to the date Executive provides the Company with the Irrevocable Release.  For the avoidance of doubt, in the event that any of Executive's unvested stock options or unvested restricted stock units are to be terminated in connection with a Change of Control, Executive shall nonetheless be entitled to the accelerated vesting of 100% of the unvested stock options and/or restricted stock units described in and subject to the conditions of this clause (c).

(i)	For purposes of this Agreement, "Change of Control" means, and shall be deemed to have occurred, if:
a.
any Person, excluding (i) employee benefit plans of the Company or any of its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which Rules shall apply for purposes of this clause (a) whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities ("Voting Power");

b.
the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

c.
the stockholders of the Company approve a plan of complete liquidation or winding‑up of the Company or the consummation of the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

d.
during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board.

(d)
The foregoing payment of Severance Benefits are expressly conditioned on receipt by the Company of an Irrevocable Release (as defined below) and the expiration of any statutory revocation period without any such revocation. To the extent such an Irrevocable Release has not been received by the Company, the time periods for payment of the Severance Benefits may be tolled by the Company until receipt of such an Irrevocable Release and expiration of such revocation period, at which point the Company may make a one-time catch-up payment for the applicable time period and then resume the regular periodic payment of Severance Benefits as provided in this Section 5.05.

5.06 Required Delivery of Irrevocable Release; Compliance with Section 6 Obligations.  Notwithstanding the provisions of Section 5.05, as a condition to entitlement to the Severance Benefits, Executive must provide to the Company an Irrevocable Release not later than the twenty-first (21st) day after the Date of Termination (or longer, to the extent there is an applicable statutory period pursuant to which Executive may consider and/or revoke such release and such period has lapsed without any such revocation).  In the event Executive fails to provide an Irrevocable Release to the Company within such period, the Company will immediately cease to pay or provide any further Severance Benefits and no accelerated vesting of stock options pursuant to Section 5.05(c) shall occur.   "Irrevocable Release" means a confidential separation agreement and release of claims, in the form attached Exhibit A (as may be modified to reflect any change in laws or regulations that would pertain to such an agreement and release at the time of separation) that has been executed by Executive, delivered to the Company, and become irrevocable by Executive.  In addition, in the event that Executive breaches the obligations under Section 6 of this Agreement at any time during the Severance Period, Executive will cease to be entitled to any further Severance Benefits.
6. Promises and Covenants Regarding Confidential Information and Goodwill; Inventions and Assignment; Restrictive Covenants.
6.01. Confidential Information and Goodwill.  In consideration of Executive's promises and covenants contained in this Agreement, including Executive's promise and covenant not to disclose Confidential Information, Employer will provide Executive with Confidential Information.  In further consideration of Executive's promises and covenants contained in this Agreement, including Executive's promise and covenant to utilize the Goodwill exclusively for the benefit of Employer, Employer will allow Executive to receive Confidential Information concerning the Company's customers, labs, vendors and employees and, to the extent required to fulfill Executive's duties, the Company will permit Executive to represent the Company on its behalf with such persons.  To the extent that Executive's duties involve sales or customer relations, the Company will permit Executive to utilize the Goodwill in Executive's sales efforts and will provide sales support to Executive similar to that which it provides to its sales representatives.
6.02. Duties.  While employed by Company, Executive shall perform the duties required of Executive hereunder and shall devote Executive's best efforts and, subject to the matters set forth on Schedule 1 (as amended from time to time by mutual written agreement of the parties), exclusive business time, energy and skill to performing such duties; not make any disparaging remarks regarding Company to any person with whom Company has business relations, including any employee or vendor of Company; use the Goodwill solely for the benefit of Company; and not interfere in such Goodwill, either during or following Executive's employment with Company.
6.03. Delivery of Company Property.  Executive recognizes that all documents, magnetic media and other tangible items which contain Confidential Information are the property of Company exclusively.  Upon request by Company or termination of Executive's employment with Company, Executive shall promptly return to Company all Confidential Information and Company Property within Executive's possession and control, and shall refrain from taking any Confidential Information or Company Property or allowing any Confidential Information or Company Property to be taken from Company; and immediately return to Company all information pertaining to Company or Company Property in Executive's possession.
6.04. Promise and Covenant Not to Disclose.  The parties acknowledge that Company is the sole and exclusive owner of Confidential Information, and that Company has legitimate business interests in protecting Confidential Information.  The parties further acknowledge that Company has invested, and continues to invest, considerable amounts of time and money in obtaining, developing, and preserving the confidentiality of Confidential Information and that, by reason of the trust relationship arising between Executive and Company, Executive owes Company a fiduciary duty to preserve and protect Confidential Information from all unauthorized disclosure and unauthorized use.  Executive shall not, directly or indirectly, disclose Confidential Information to any third party (except to Executive's attorneys, the Company's personnel, other persons designated in writing by the Company, or except as otherwise provided by law) or use Confidential Information for any purpose other than for the direct benefit of Company while in Company's employ and thereafter.
6.05. Inventions and Assignment.  Executive agrees that he will promptly disclose to the Company any and all Company Inventions and that Executive hereby irrevocably assigns to the Company all ownership rights in and to any and all Company Inventions.   During Executive's employment or at any time thereafter, upon request of the Company, Executive will sign, execute and deliver any and all documents or instruments, including, without limitation, patent applications, declarations, invention assignments and copyright assignments, and will take reasonable action which the Company shall request to perfect in the Company trademark, copyright or patent rights with respect to Company Inventions, or to otherwise protect the Company's trade secrets and proprietary interests.  The term "Inventions" means discoveries; developments; trade secrets; processes; formulas; data; lists; software programs; graphics; artwork; logos, and all other works of authorship, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States.  The term "Company Inventions" means all Inventions that (a) relate to the business or proposed business of the Company or any of its predecessors or that are discovered, developed, created, conceived, reduced to practice, made, learned or written by Executive, either alone or jointly with others, in the course of Executive's  employment; (b) utilize, incorporate or otherwise relate to Confidential Information; or (c) are discovered, developed, created, conceived, reduced to practice, made, or written by him using property or equipment of the Company or any of its predecessors.  Executive agrees to promptly and fully communicate in writing to the Company (to such department or officer of the Company and in accordance with such procedures as the Company may direct from time to time) any and all Company Inventions.  Executive acknowledges and agrees that any work of authorship by Executive or others comprising Company Inventions shall be deemed to be a "work made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.  § 101 (2000)).  To the extent that any such work of authorship may not be deemed to be a work made for hire, Executive hereby irrevocably assigns any ownership rights Executive may have in and to such work to the Company.  This Agreement does not apply to any Inventions Executive made or to which Executive contributed before Executive's employment with the Company.
6.06. Other Promises and Covenants.
(a)
During Executive's employment with Company and for a period of 12 months following termination of employment for any reason (the "Non-Competition Period"), Executive shall not either directly or indirectly, on Executive's own or another's behalf, engage in or assist others in any of the following activities (except on behalf of Company):

(i)
(whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend such Executive's name to, lend Executive's credit to, or render services or advice to a Competing Business anywhere in the Geographic Area; provided, however, that Executive may be employed by a Competing Business if (A) the role and responsibilities to be taken by Executive can clearly be segregated from any responsibility relating to the competing Company Business and (B) such Competing Business provides the Company with written confirmation acknowledging Executive's obligations under this Agreement with such Competing Business's agreement that it will ensure that Executive's role and responsibilities will be segregated in such manner;

(ii)
provide or develop any products, technology or services that are the same or Substantially Similar to the products, technology and services provided or developed by the Company or any of its Affiliates;

(iii)
induce or attempt to induce any customer, agent, supplier, licensee, or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or any of its Affiliates; or

(iv)
on behalf of a Competing Business, solicit or attempt to solicit the business or patronage of any Person who is a customer or agent of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person.

For clarity, this Section 6.06(a) does not prohibit Executive from working at a non-Competing Business in the Geographic Area.
(b)
During Executive's employment with Company and for a period of 12 months following termination of employment for any reason  (the "Non-Solicitation Period"), Executive shall not either directly or indirectly, on Executive's own or another's behalf, engage in or assist others in any of the following activities:

(i)
solicit, encourage, or take any other action which is intended to induce any employee, independent contractor or agent of the Company or any of its Affiliates to terminate Executive's employment or other business relationship with the Company or such Affiliate;

(ii)
in any way interfere in any manner with the employment or other business relationship between the Company and/or any of its Affiliates, on the one hand, and any employee, independent contractor or agent of the Company or such Affiliate, on the other hand; or

(iii)
employ, or otherwise engage as an employee, independent contractor or otherwise, any individual who was an employee or was otherwise affiliated with the Company or any of its Affiliates from the period beginning one year prior to Executive's last day of employment and continuing through the expiration of the Non-Solicitation Period.

provided, however, that nothing set forth in this Section 6 shall prohibit Executive from owning, as a passive investment, not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the Nasdaq Stock Market.
6.07. Definitions.  For purposes hereof:
(a)	"Affiliate" means, with respect to any Entity, any Entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with, such Entity.
(b)	"Agreement" means this Employment Agreement.
(c)
"Company Business" means the research, development, testing and/or marketing/sales of pharmaceutical products or processes that are, rely on, target or rely upon (a) monoclonal antibodies directed against HER2 or B7-H3, (b) any bi-specific or multi-specific antibody-based protein targeting any of the Company's product candidates that are in active clinical development (meaning that an IND has been filed and accepted by the FDA or EMA with respect to that product candidate and the Company is developing the protocol, enrolling sites or patients or analyzing patients with respect to a human clinical trial for such product candidate), or (c) any target or combination of targets that is the subject of pre-clinical research and for which the Company intends to file an IND for a product candidate with such specificity or specificities in the 12 months following Termination.

(d)
"Company Property" means all physical materials, documents, information, keys, computer software and hardware, including laptop computers and mobile or handheld scheduling computers, manuals, data bases, product samples, tapes, magnetic media, technical notes and any other equipment or items which Company provides for or to Executive or which otherwise belongs to the Company, and those documents and items which Executive may develop or help develop while in Company's employ, whether or not developed during regular working hours or on Company's premises.  The term "Company Property" shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials.

(e)
"Competing Business" means any other Entity engaged in the Company Business, other than the Company and its Affiliates. For clarity, "Competing Business" does not include the Food & Drug Administration, any of the National Institutes of Health or other government or regulatory agencies, and non-profit Entities are applicable only to the extent they are engaged in the research and/or development of biopharmaceutical products.

(f)
"Confidential Information" means the trade secrets and other information of Company, including but not limited to (i) the customer lists, customer contact information, customer purchase information, pricing information, strategic and marketing plans, compilations of customer information, names of employees, contracts with third parties, training, financial and marketing books, sales projections, internal employer databases, reports, manuals and information including information related to Company, its Affiliates or its customers, including those documents and items which any employee may develop or help develop while in the employ of the Company or any of its Affiliates, whether or not developed during regular working hours or on the premises of the Company or such Affiliate; (ii)  the identity, skills, personnel file information, performance appraisals and compensation of job applicants, employees, contractors, and consultants; (iii) specialized training; (iv) source code, scripts, user screens, reports or any other information pertaining to the internal information technology or network of the Company and/or its Affiliates, including the proprietary database system commonly referred to as the Office System; and (v) information related to inventions owned by the Company or any of its Affiliates or licensed from third parties; and unless the context requires otherwise, the term "Confidential Information" includes the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials.  The term "Confidential Information" does not include (1) information that was or becomes generally available publicly other than through disclosure by Executive, or (2) is required to be disclosed to any governmental agency or self-regulatory body or is otherwise required to be disclosed by law.  Unless the context requires otherwise, the term "Confidential Information" shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials.

(g)	"Entity" means and includes any person, partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity or enterprise.
(h)
"Geographic Area" mean those states in the United States in which the Company or any of its subsidiaries conducts business, has a physical location or in which its products are being sold or marketed at the time of the termination of Executive's employment.

(i)	"Goodwill" means the value of the relationships between the Company and its agents, customers, vendors, labs, and employees.
(j)
"Substantially Similar" means substantially similar in function or capability or otherwise competitive to the products or services being developed, manufactured or sold by the Company during and/or at the end of Executive's employment, or are marketed to substantially the same type of user or customer as that to which the products and services of the Company are marketed or proposed to be marketed.

6.08. Acknowledgements Regarding Other Promises and Covenants.  With regard to the promises and covenants set forth herein, Executive acknowledges and agrees that:
(a)
the restrictions are ancillary to an otherwise enforceable agreement including the provisions of this Agreement regarding the disclosure, ownership and use of the Confidential Information and Goodwill of Company;

(b)
the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of Company;

(c)	the performance by Executive, and the enforcement by Company, of such promises and covenants will cause no undue hardship on Executive;
(d)	Executive will play a key business role for the Company in which he will have access to the Company's Confidential Information and Goodwill;
(e)
the time periods covered by the promises and covenants will not include any period(s) of violation of, or any period(s) of time required for litigation brought by Company to enforce any such promise or covenant, it being understood that the extension of time provided in this paragraph may not exceed two (2) years.

6.09. [Reserved.]
6.10. Independent Elements.  The parties acknowledge that the promises and covenants contained in Section 6 above are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not employ Executive.  Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company's enforcement of the promises and covenants in Section 6.  An alleged or actual breach of the Agreement by Company will not be a defense to enforcement of any such promise or covenant, or other obligations of Executive to Company.  The promises and covenants in Section 6 will remain in full force and effect whether Executive is terminated by Company or voluntarily resigns.
6.11. Remedies for Breach of Agreement.  Executive acknowledges that Executive's breach of any promise or covenant contained in Section 6 will result in irreparable injury to Company and that Company's remedies at law for such a breach will be inadequate. Accordingly, Executive agrees and consents that Company, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Executive of any such promise or covenant, and Executive waives the requirement of the posting of any bond in connection with such injunctive relief.  Executive further acknowledges and agrees that the promises and covenants contained in Section 6 are enforceable, reasonable, and valid.
6.12 Directors and Officers Insurance.  During Executive's period of employment with the Company (and for any applicable "tail-period" thereafter), Executive shall be covered under a director and officer's liability insurance policy that provides insurance coverage for Executive on substantially the same terms and conditions as the other senior executives of the Company.

7. Miscellaneous.
7.01. Governing Law; Arbitration
(a)	This Agreement is made under and shall be governed by and construed in accordance with the laws of Maryland, without regard to its conflicts of law principles.
(b)
With respect to claims by the Company against Executive related to Executive's threatened or actual breach of Section 6 of this Agreement, each Party hereby irrevocably agrees that all actions or proceedings concerning such disputes may be brought by the Company in (a) the United States District Court for the District of Maryland; or (b) in any court of the State of Maryland sitting in Montgomery County, provided that the United States District Court lacks subject matter jurisdiction over such action or proceeding.  Executive consents to jurisdiction of and venue in the courts in the State of Maryland set forth in this Section, and hereby waives to the maximum extent permitted by applicable law any objection which Executive may have based on improper venue or forum non conveniens.

(c)
Except to the extent provided for in subsection (b) above,  the Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive's employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration.  The arbitration shall be held in Rockville, MD (or at such other location as shall be mutually agreed by the parties).  The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, including the Expedited Procedures.  All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties.  Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under law).  In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court.  This includes the availability of all remedies that the parties could obtain in court.  In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding.  The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties.  Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law.  If either the Company or Executive improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. If Company and Executive cannot mutually agree on selection of an arbitrator, the AAA rules then in effect regarding arbitrator selection will be used to select an arbitrator.

7.02. Entire Agreement.  This Agreement and the documents referenced herein (including applicable stock option and restricted stock units agreements and the equity plans to which they relate) contain the entire agreement of the parties relating to the employment of Executive by Employer and the ancillary matters discussed herein and supersedes all prior agreements, negotiations and understandings with respect to such matters, including, without limitation, any term sheet between the parties hereto with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.
7.03. Withholding Taxes.  Employer may withhold from any compensation and Benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
7.04. Golden Parachute Limit.  Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive's Retained Amount (as hereinafter defined) would be more than ten percent (10%) greater than Executive's Retained Amount if the Total Benefits are so reduced.  All determinations required to be made under this Section 7.04 shall be made by tax counsel selected by the Company and reasonably acceptable to Executive ("Tax Counsel"), which determinations shall be conclusive and binding on Executive and the Company absent manifest error.  All fees and expenses of Tax Counsel shall be borne solely by the Company.  Prior to any reduction in Executive's Total Benefits pursuant to this Section 7.04, Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Severance Amount (in reverse order of payment), (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) other Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.  "Retained Amount" shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.
7.05. Compliance With Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and shall be interpreted accordingly.  If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or applicable exemptions thereto).  Notwithstanding anything to the contrary herein, for purposes of determining Executive's entitlement to the Severance Benefits under Section 5 hereof, (a) Executive's employment shall not be deemed to have terminated unless and until Executive incurs a "separation from service" as defined in Section 409A of the Code, and (b) the effective date of any termination or resignation of employment (or any similar term) shall be the effective date of Executive's separation from service.  Reimbursement of any expenses provided for in this Agreement shall be made in accordance with the Company's policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred) and in no event shall (i) the amount of expenses eligible for reimbursement hereunder during a taxable year affect the expenses eligible for reimbursement in any other taxable year or (ii) the right to reimbursement be subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a "separation from service" for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a "specified employee" (as determined under Treas. Reg. § 1.409A-1(i)), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive's separation from service (or, if earlier, the date of Executive's death).  Any installment payments that are delayed pursuant to the provisions of this section shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive's separation from service (or, if earlier, upon Executive's death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.   To the extent permitted by Section 409A, each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, to the extent this Agreement (or any provision of this Agreement) is determined not to be compliant with Section 409A of the Code, the Company shall not be liable for any resulting taxes to be paid by Executive.
7.06. Amendments.  No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by both Executive and Employer.
7.07. Severability; Reformation.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.  If any provision of this Agreement is found invalid, illegal or unenforceable because it is too broad in scope, too lengthy in duration or violates any Law or regulation, it shall be reformed by limiting its scope, limiting its duration or construing it to avoid such violation (as the case may be) while giving the greatest effect to the intent of the parties as is legally permissible.
7.08. No Waiver.  No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.
7.09. Assignment; No Third Party Beneficiary.  This Agreement is a personal service contract, and shall not be assignable by Executive.  This Agreement shall be assignable by Employer to any affiliate of Employer without the written consent of the Executive. This Agreement shall be assignable by Employer to any successor to the business of Employer, without the written consent of Executive; provided, however, that the assignee or transferee is the successor to all or substantially all of the business assets of Employer and such assignee or transferee expressly assumes all the obligations, duties, and liabilities of Employer set forth in this Agreement.  Any purported assignment of this Agreement in violation of this Section 7.09 shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder.
7.10. Counterparts; Facsimile Signatures.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.  A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes.  Such party shall subsequently deliver to the other party an original, executed copy of this Agreement; provided, however, that a failure of such party to deliver an original, executed copy shall not invalidate Executive's  or its signature.
7.11. Notices.  All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three (3) days following mailing by certified or registered mail, return receipt requested, and one (1) Business Day following delivery to a reliable overnight courier or immediately following transmission by electronic facsimile.  All notices to Employer shall be addressed and delivered to:
MacroGenics, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Attn:  General Counsel

or to such other address and facsimile number as designated by Employer in a written notice to Executive.  All notices to Executive shall be addressed and delivered to:
Jon Wigginton, M.D.
XXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXX

or to such other address and facsimile number as Executive has designated in a written notice to Employer.
7.12. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
7.13. Cumulative Remedies.  The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies any party hereto may otherwise have.
7.14. Expenses Relating to this Agreement.  Each party shall pay its or Executive's own expenses incident to the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, Executive and Employer have executed this Employment Agreement as of the date set forth in the first paragraph.

"EMPLOYER"

MacroGenics, Inc.

By:/s/ Scott Koenig
Name: Scott Koenig
Title: President and CEO

Date: February 25, 2016

"EXECUTIVE"

/s/ Jon Wigginton, M.D.

Jon Wigginton, M.D.

Date: February 25, 2016

SCHEDULE 1
OUTSIDE ACTIVITIES

Scientific Advisory Board and Board of Directors of UbiVac, Inc.

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
Pursuant to the Employment Agreement by and between Jon Wigginton, M.D. ("Executive") and MacroGenics, Inc. (the "Company"), in order for Executive to receive the Severance Amount therein, Executive is required to enter into this Separation Agreement and General Release (this "Release").
In consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:
1. As of the Termination Date, and at all times forward, Executive will not hold himself out to any person or entity as being an employee, officer, representative, or agent of the Company.
2. In exchange for the considerations provided for in this Agreement including the receipt of the Severance Amount, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the "Released Parties"), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on:  any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (hereinafter "ERISA") (provided that this release does not extend to any vested retirement benefits of Executive under Company's 401(k) Safe Harbor Plan); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (hereinafter "ADEA"), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (hereinafter "ADA"), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), Article 49B of the Maryland Code (discrimination), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive's employment or contacts, with Company or any other of the Released Parties.
Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for the Company and that Executive has been paid any and all compensation or bonuses which have been earned by Executive through the date of execution of this Agreement other than payments required by Section 5 of the Employment Agreement.  Executive acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive's job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.  Executive acknowledges, understands and agrees that Executive has reported to the Employer's management personnel any work related injury or illness that occurred up to and including Executive's last day of employment.  Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive not previously disclosed to the Company that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
3. To the extent permitted by law, Executive agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties.  To the extent permitted by law, Executive agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. Nothing in this Section 3 is intended to preclude, limit or inhibit Executive's ability or willingness to cooperate with any government agency in any investigation of the Released Parties.
4. Older Workers Benefit Protection Act /ADEA Waiver
4.01. Executive acknowledges that Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.
4.02. Executive acknowledges that he has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.
4.03. Executive further acknowledges that he may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to Company's principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive's intention to revoke this Agreement.  Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive's execution hereof shall be deemed the "Effective Date" of this Agreement.
4.04. The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.
5. Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive's possession, custody, or control, including any such materials that may be at Executive's home.
6. Executive acknowledges his obligation to comply with any confidentiality or non-disclosure agreement Executive has executed including as set forth in the Employment Agreement.
7. The Parties agree that they will keep absolutely confidential, and not make any future disclosures to anyone except that the Parties may disclose this Agreement:
7.01. to enforce this Agreement; and/or
7.02. to an attorney; and/or
7.03.  tax advisor or attorney in connection with a tax matter; and/or
7.04. to the United States Internal Revenue Service, or state or local tax authority upon its request for tax purposes; and/or
7.05. as required by court order or otherwise required by law or in response to valid legal process; provided that the Parties may make disclosure to attorneys, accountants, tax advisors, and family members only if such persons agree to keep the information confidential; and provided further that before providing information pursuant to a court order or other legal requirement, the Party providing such information shall promptly notify the other Party, and to the extent possible will comply with the court order or other legal requirement in ways that preserve confidentiality; and
7.06. to prospective employers consistent with Section 6.09 of the Employment Agreement.
8. Executive agrees that Executive will not publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents.  The Company agrees to instruct its directors, officers, and senior management not to publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about Executive.
9. Executive agrees to answer questions that the Company may have from time to time regarding matters that Executive worked on and to cooperate with the Company, upon request, to assist in the investigation, prosecution or defense of any claim, grievance, investigation, or audit by or against the Company.  The time requirement for these activities will be nominal, will not be disruptive to the ability of the Executive to perform his own ongoing personal or professional responsibilities and will not require travel unless agreed upon by the Executive. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket expenses he incurs as a result of such cooperation and to compensate him a reasonable hourly rate in the event such cooperation exceeds an aggregate of 20 hours (provided that the first 20 hours of cooperation has been performed to the reasonable satisfaction of the Company).
10. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.  This Agreement shall not in any way be construed as an admission by Executive of any acts of unlawful conduct, wrongdoing or discrimination against the Company, and Executive specifically disclaims any liability to Company on the part of himself or his agents.
11. This Agreement shall be binding upon Executive and upon Executive's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns.  This Agreement shall be binding upon the Company and upon the Company's assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.
12. This Agreement, including its Exhibits, and any applicable stock option agreements and the equity plans to which they relate, set forth the entire agreement between the Company and Executive and, except as expressly provided for in this Agreement, fully supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof, except that Executive's obligations in Section 6 of the Employment Agreement between Executive and the Company shall remain in full force and effect.  In reaching this Agreement, neither the Company nor Executive has relied upon any representation or promise except those set forth herein.  If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein.  The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.
13. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.
14. This Agreement shall be governed by the laws of the State of Maryland without giving effect to conflict of laws principles, and Executive consents to exclusive personal jurisdiction in the state and federal courts of the State of Maryland for any proceeding arising out of or relating to this Agreement.  The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.
15. Executive acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement.  Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and that Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.
16. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.
Executive

_______________________________________
/Date

MacroGenics, Inc.

By:____________________________________
Name: /Date
Title: